EXHIBIT 10.1
UNSECURED SUBORDINATED PROMISSORY NOTE

As of July 25, 2005
$252,301.37	Dallas, Texas
     For value received, the undersigned (the “Maker”), promises to pay to JOHN D. HIGGINS (the “Payee”) at 105 High Farms Road, Glen Head, NY 11545, the sum of Two Hundred Fifty-Two Thousand Three Hundred One Dollars and 37 Cents ($252,301.37), with interest at the rate of 10.5% per annum. The sum shall be payable as follows:
All interest shall be paid on the last day of each month, with the first payment due August 31, 2005. All principal and any unpaid interest shall be due and payable one year from the date of this Note, if not sooner paid.
     1. Default. This note and all other obligations and liabilities of the Maker to the Payee shall become immediately due and payable without notice or demand upon the occurrence of any of the following events with respect to Maker: filing of a voluntary or involuntary petition under any provision of the state or federal insolvency law (whether for bankruptcy, reorganization, arrangement, composition, extension, wage earner’s plan, or otherwise); application for or the appointment of a receiver; assignment for the benefit of creditors; entry of judgment or issuance of a warrant of attachment; appointment of a committee of creditors or a liquidating agent, or calling of a meeting of creditors; an offer of composition or extension to creditors; or default under the 8% Convertible Debenture dated August 26, 2002.
     2. Release and Modification. The Payee may renew or extend this note, release any party hereto, or waive or modify any provision hereof, without affecting the obligation of the Maker.
     3. Captions. The use of captions in this note is for convenience only. Captions are not intended to be used for, nor shall any caption be used in, the interpretation or construction of this note.
     4. Right of Prepayment. Maker shall have the right to prepay this note without penalty at any time.

     5. Collection. In the event this note is not paid when due at any stated or accelerated maturity, the Maker agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.
     6. Subordination. This Note shall be subordinated to the bank debt with LaSalle Bank, or any successor or assignee thereto, and shall be unsecured. Payee shall execute any subordination agreement, if required, by LaSalle Bank, or any assignee or successor thereto.
     7. Governing Law. This Unsecured Subordinated Promissory Note shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York, without regard to the conflicts of laws provisions thereof, and the applicable laws of the United States.
     IN TESTIMONY WHEREOF, the Maker has caused this instrument to be executed in its name, the day and year first above written.

DIGITAL RECORDERS, INC.
By /s/ David N. Pilotte
David N. Pilotte
Chief Financial Officer